Exhibit 99.1

GENCOR RELEASES FIRST QUARTER FISCAL 2013 RESULTS

February 11, 2013 (PRIME NEWSWIRE)—Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues for the quarter ended December 31, 2012 of $4.9 million, compared to $6.9 million for the quarter ended December 31, 2011, a decrease of 28%. Operating loss for the quarter ended December 31, 2012 was $(2.0) million, compared to an operating loss of $(1.6) million for the quarter ended December 31, 2011.

For the quarter ended December 31, 2012, the Company had non-operating income of $0.2 million resulting from interest and dividend income. Net loss for the quarter ended December 31, 2012 was $(1.0) million, or $(0.10) per diluted share, compared to net income of $0.9 million, or $.09 per diluted share for the quarter ended December 31, 2011.

At December 31, 2012, the Company had $83.8 million of cash and marketable securities compared to $84.7 million at September 30, 2012. Net working capital was $94.7 million at December 31, 2012. The Company has no short or long term debt.

E.J. Elliott, Gencor’s Chairman, commented, “Bookings in the first quarter of fiscal 2013 were certainly negatively impacted by the uncertainties of the Presidential election, and the turmoil over the ensuing fiscal and tax policies in the United States. As a result, contracts were signed too late in the quarter to positively impact our first quarter’s revenues. This, coupled with the year-end drop in equities markets compounded the less than satisfactory first quarter results. Currently, our factories are operating at full capacity with a healthy backlog, and the financial markets have already shown recovery.”

Mr. Elliott continued, “We fully expect the highway construction industry will improve over time, but over the near-term we do not foresee an increase above that of recent years. I am optimistic that as the industry recovers, Gencor will be a major beneficiary by providing the best technology, value and service to our markets. The Company’s financial position remains very strong and we will continue to evaluate opportunities for growth while investing further in R&D, product engineering and manufacturing efficiencies and improvements.”

Gencor Industries is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2012; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial officer
407-290-6000